Exhibit 99.1

Massimo Group Reports Fiscal Year 2023 Financial Results

FY 2023 Revenues up 32.9% to $115.0 Million on Strong Sales of Powersports Vehicles and Pontoon Boats

FY 2023 Gross Margin Grew 550 basis points to 31.2%

FY 2023 Net Income up 150% to $10.4 Million

Closed $5.85 Million Initial Public Offering, Began Trading on Nasdaq Under Ticker Symbol “MAMO”

Garland, TX – April 16, 2024 — Massimo Group (NASDAQ: MAMO) (“Massimo”), a manufacturer and distributor of powersports vehicles and pontoon boats, has reported its financial and operational results for the fourth quarter and fiscal year ended December 31, 2023.

Fourth Quarter and 2024 Operational Highlights

●	Closed $5.85 million IPO listing on Nasdaq Capital Market under the ticker symbol “MAMO.”
●	Q4 2023 Revenues up 58.5% to $39.6 million from $25.0 million in Q4 2022.
●	FY 2023 Revenues increased 32.9% to $115.0 million from $86.5 million in FY 2022.
●	FY 2023 Gross profit increased 61.7% to $35.9 million from $22.2 million in FY 2022.
●	FY 2023 Gross margin grew 550 basis points to 31.2% compared to 25.7% in FY 2022.
●	FY 2023 Net income increased 150% to $10.4 million from $4.2 million in FY 2022.
●	Massimo Motor:

○	Added two new models to its 2024 ATV lineup, the Massimo MSA 600 and MSA 1000 ATVs, providing customers with new options for work or on the trail.
○	Unveiled new 2024 1000 UTV, with a powerful 83hp EFI engine that allows for an efficient workday while leaving plenty of room for thrills on the weekends.
○	Hired Dave McMahon as a media advisor, bringing extensive powersports industry experience with the aim of elevating the brand at the dealership level.
○	Showcased a range of vehicles at the 2024 Tractor Supply Company Annual Sales Meeting, annual Thiesen’s Home and Farm Show, and 40th Annual Equip Expo.

●	Massimo Marine:

○	Launched all-new 2024 25-Foot Ultra Lounger Tritoon, providing a nimble driving experience while offering a host of comforts that Massimo customers have come to expect.
○	Successfully made its debut in the yacht market with a 72-foot vessel combining spacious quarters for guests and crew, a large living area and sundeck.
○	Unveiled all-new 2024 30-Foot Double Decker Tritoon, available in five different Mercury motor configurations.

Management Commentary

“The fourth quarter of 2023 and early 2024 were highlighted by strong sales for our diversified and comprehensive product portfolio of powersports vehicles and pontoon boats, the launch of new models, and our debut as a public company on Nasdaq,” said David Shan, Founder, Chairman & CEO. “Sales of UTVs, ATVs and electric bikes increased 32.4% to $103.3 million and pontoon boats were up 37.9% to $11.7 million in 2024. Sales of powersports vehicles were driven by higher volumes and lower sales returns, and pontoon boats were fueled by an increase in post-pandemic demand supported by advertising and promotion of our Massimo Marine brand. The increase in Group sales was followed by significant margin improvement as the effects of the pandemic in 2022 subsided, including a decline in global container freight costs.

“During the fourth quarter, while we focused on holiday order fulfillment, we also introduced exciting new products to the brand. Massimo Motor added two all-new models to its 2024 ATV lineup, geared toward riders who seek a high-quality vehicle at an affordable price. These ATVs are built with powerful 4 stroke engines, electronic fuel injection and on demand 4WD with locking differential and are now shipping to dealerships nationwide. We also launched an all-new 2024 1000 UTV with a 997cc, 4-stroke V-twin engine that makes for a confident ride whether at work or at play. We also continued marketing efforts to promote our brand at industry leading events and expos around the country.

“For our Massimo Marine segment, we launched the all-new 2024 25-Foot Ultra Lounger Tritoon, available only in a tritoon configuration that features three full-length tubes and a pair of 5-inch lifting strakes on all three tubes. The all-new 2024 30-Foot Double Decker Tritoon comes in variety of engine configurations to allow for optimal speed, performance and pleasurable ride experience. These new models are the result of consumer demands and trends, such as the Double Decker’s aluminum slide with a waterspout that comes factory equipped.

“Operationally, the closing of our $5.85 million IPO and listing of our shares on the Nasdaq represent a significant milestone to support our growth. Being listed on a national exchange increases corporate visibility, improves liquidity, and raises awareness of Mossimo in the financial markets. To support this growth, we hired Dave McMahon as a media advisor, bringing expertise of the powersports dealership landscape to contribute to the Massimo portfolio of brands and products, including Massimo Motor, Massimo Marine, and Massimo Electric.

“Looking ahead, with support from our IPO, we will continue to advance initiatives to improve gross margins while continuing to grow our revenue. We expect to expand our footprint with new distribution centers in California and the Southeast of the U.S. to reduce the time and expense associated with delivering products, replacement parts and accessories to customers, distributors, and retailers. We are working to expand and diversify our supplier base to drive down our product costs, reduce supply chain risks and improve quality control. Combined with new investments in infrastructure at our 286,000 square-foot assembly facility in Texas to increase operating efficiencies, we believe we can further enhance margins. We also believe that these investments position us as we continue to expand and diversify our product line with new models and capabilities.

“In summary, the last several months were a time of foundation building for the year ahead – from which our vision to enter the top-tier band of the powersports vehicles and boats industry will emerge. I look forward to continued execution in the months ahead as we strive to create long-term value for our shareholders,” concluded Mr. Shan.

Fourth Quarter 2023 Financial Results

For the three months ended December 31, 2023, revenues increased by $14.6 million, or 58.5%, to $39.6 million, compared to $25.0 million in the prior year period. The fourth quarter increase in revenue was principally due to our expansion at major chain stores and our dealer network, and the reduction of impacts felt from the COVID-19 pandemic on manufacturing and the supply chain from 2022.

Revenue from sales of UTVs, ATVs and electric bikes increased by $14.6 million, or 63.9%, from $22.9 million in the fourth quarter of 2022 to $37.5 million in the fourth quarter of 2023. The increase in revenue was attributable to a decrease in sales return. Starting from 2023, we strategically reduced the sales return rate by changing customer type and adjusting our customer composition with different return policies, for instance, we are gradually shifting sales from big box with liberal return policies such as Costco, to big box with no or limited return policies such as Tractor Supply Co.

Revenue from sales of Pontoon Boats were $2.0 million and $2.0 million in the fourth quarter of 2022 and 2023, respectively. Sales of Pontoon Boats remained comparable for both quarters.

Gross profit increased by $5.3 million, or 77.8%, from $6.8 million in the fourth quarter of 2022 to $12.1 million in the fourth quarter of 2023. Gross profit margin was 30.7% in the fourth quarter of 2023, as compared with 27.4% in the prior year quarter. The increase in the gross profit margin was primarily attributable to higher net sales partly due to decreased return, as well as the lower cost of sales due to reduced freight costs in the fourth quarter of 2023 as compared to the previous year.

Cost of revenue on UTVs, ATVs and electric bikes increased by $9.8 million, or 60.0%, from $16.5 million in the fourth quarter of 2022 to $26.3 million in 2023 and gross profit increased by $4.8 million, or 73.9%, from $6.4 million in the fourth quarter of 2022 to $11.2 million in 2023. Gross profit margin increased by 1.7%, from 28.1% in the fourth quarter of 2022 to 29.9% in fiscal 2023. The increased cost of revenue was in line with the increase in sales. The increase in gross profit margin was mainly due to a significant decline in global container freight since mid-2022.

Cost of revenue on Pontoon Boats decreased by $0.6 million, or 34.8%, from $1.7 million from the fourth quarter of 2022 to $1.1 million in the fourth quarter of 2023, and gross profit increased by $0.5 million, or 142.8%, from $0.4 million in the fourth quarter of 2022 to $0.9 million in the fourth quarter of 2023. Gross profit margin increased by 27.3%, from 18.5% in the fourth quarter of 2022 to 45.9% in the fourth quarter 2023.

Selling and marketing expenses decreased by $0.04 million, or 1.4%, from $3.3 million in the fourth quarter of 2022 to $3.2 million in the fourth quarter of 2023. Selling and marketing expenses in the fourth quarter of 2023 remained stable when compared with the fourth quarter of 2022.

General and administrative expenses increased by $1.1 million, or 35.6%, from $3.1 million in the fourth quarter of 2022 to $4.2 million in the fourth quarter of 2023. The increase was mainly due to increased salaries and benefits and professional fees.

Total operating expenses increased by 16.6% to $7.4 million for the fourth quarter of 2023, compared to $6.4 million in the prior year fourth quarter.

Net income for the three months ended December 31, 2023, was $3.8 million, or $0.10 per basic and diluted share, as compared to net income of $54,700, or $0.00 per basic and diluted share, in the three months ended December 31, 2022.

Fiscal Year 2023 Financial Results

Revenues increased by $28.5 million, or 32.9%, from $86.5 million in fiscal 2022 to $115.0 million in fiscal 2023. The increase in revenue was principally due to Massimo’s expansion at major chain stores and our dealer network.

Revenue from sales of UTVs, ATVs and electric bikes increased by $25.3 million, or 32.4%, from $78.0 million in fiscal 2022 to $103.3 million in fiscal 2023. The increase was primarily due to higher sales volume in fiscal 2023 compared with that in fiscal 2022 and a decrease in sales return.

Revenue from sales of Pontoon Boats increased by $3.2 million, or 37.9%, from $8.5 million in fiscal 2022 to $11.7 million in fiscal 2023. The increase in revenue was primarily attributable to strong demand in the Pontoon Boat market after stock supply returned to normal levels after the COVID-19 pandemic, and more resources on advertising and promotion of the Massimo Marine brand.

Gross profit increased by $13.7 million, or 61.7%, from $22.2 million in fiscal 2022 to $35.9 million in fiscal 2023. Gross profit margin was 31.2% in fiscal 2023, as compared with 25.7% in fiscal 2022. The increase of 5.5% in the gross profit margin was primarily attributable to higher net sales partly due to decreased return, as well as the lower cost of sales.

Cost of revenue on UTVs, ATVs and electric bikes increased by $12.4 million, or 21.7%, from $57.4 million in fiscal 2022 to $69.9 million in fiscal 2023 and gross profit increased by $12.8 million, or 62.4%, from $20.6 million in fiscal 2022 to $33.4 million in fiscal 2023. Gross profit margin increased by 6.0%, from 26.4% in fiscal 2022 to 32.4% in fiscal 2023. The increased cost of revenue was in line with the increase in sales. The increase in gross profit margin was mainly due to a significant decline in global container freight since mid-2022.

Cost of revenue on Pontoon Boats increased by $2.4 million, or 34.3%, from $6.9 million from fiscal 2022 to $9.2 million in fiscal 2023, and gross profit increased by $0.9 million, or 53.4%, from $1.6 million in fiscal 2022 to $2.5 million in fiscal 2023. Gross profit margin increased by 2.1%, from 19.0% in fiscal 2022 to 21.1% in fiscal 2023.General and administrative expenses increased by $4.3 million, or 47.9%, from $8.9 million in fiscal 2022 to $13.2 million in fiscal 2023. The increase was mainly due to increased salaries and benefits and professional fees.

Total operating expenses increased 30.6% to $23.0 million for fiscal 2023, compared to $17.6 million in fiscal 2023.

Net income for fiscal 2023 was $10.4 million, or $0.26 per basic and diluted share, as compared to net income of $4.2 million, or $0.08 per basic and diluted share, in fiscal 2022. The increase was primarily attributable to the increased revenues and gross profit as discussed above.

Cash and cash equivalents totaled $0.8 million on December 31, 2023, as compared to $0.9 million on December 31, 2022. On April 4, 2024 the company closed an initial public offering with aggregate gross proceeds, before deducting underwriting discounts and commissions and other offering expenses payable by Massimo, of $5.85 million.

Net cash provided by operating activities increased to $10.9 million in fiscal year 2023 compared to $0.6 million in fiscal year 2022, primarily due to the increase in net income.

About Massimo Group

Massimo Group (NASDAQ: MAMO) is a manufacturer and distributor of powersports vehicles and pontoon boats. Founded in 2009, Massimo Motor believes it offers some of the most value packed UTV’s, off-road, and on-road vehicles in the industry. The company’s product lines include a wide selection of farm and ranch tested utility UTVs, recreational ATVs, and Americana style mini-bikes. Massimo Marine manufacturers and sells Pontoon and Tritoon boats with a dedication to innovative design, quality craftsmanship, and great customer service. Massimo is also developing electric versions of UTVs, golf-carts and pontoon boats. The company’s 286,000 square foot factory is in the heart of the Dallas / Fort Worth area of Texas in the city of Garland. For more information, visit massimomotor.com and massimomarine.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the use of proceeds thereof, financial and operating results, expansion efforts, new product offerings and other like items. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” “potential,” “seek,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “plan,” and other words and terms of similar meaning. These forward-looking statements include information concerning statements regarding future cash needs, future operations, business plans and future financial results; and any other statements that are not historical facts. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Massimo, including those set forth in the “Risk Factors” section of Massimo’s annual report on Form 10-K for the for the fiscal year ended December 31, 2023 filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Massimo undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company

Dr. Yunhao Chen

Chief Financial Officer

Massimo Group

ir@massimomotor.com

Investor Relations

Chris Tyson

Executive Vice President

MZ North America

Direct: 949-491-8235

MAMO@mzgroup.us

MASSIMO GROUP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of	As of
	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$765,814	$947,971
Accounts receivable, net	9,566,445	6,831,731
Inventories, net	25,800,912	23,762,950
Advance to suppliers	1,589,328	2,977,412
Other current assets	637,509	71,139
Total current assets	38,360,008	34,591,203

NON-CURRENT ASSETS
Property and equipment at cost, net	399,981	414,554
Right of use operating lease assets, net	1,478,221	1,340,053
Right of use financing lease assets, net	113,549	94,857
Deferred offering assets	1,457,119	421,789
Deferred tax assets	134,601	-
Total non-current assets	3,583,471	2,271,253
TOTAL ASSETS	$41,943,479	$36,862,456

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term loans	$303,583	5,600,000
Accounts payable	12,678,077	11,111,624
Other payable, accrued expenses and other current liabilities	98,097	402,056
Accrued return liabilities	283,276	556,538
Accrued warranty liabilities	619,113	260,531
Contract liabilities	1,835,411	696,274
Current portion of obligations under operating leases	847,368	750,719
Current portion of obligations under financing leases	41,647	27,559
Due to shareholder	-	10,984,344
Subscription deposits	-	600,000
Due to related parties	-	142,427
Income tax payable	2,121,083	-
Total current liabilities	18,827,655	31,132,072

NON-CURRENT LIABILITIES
Obligations under operating leases, non-current	630,853	589,334
Obligations under financing leases, non-current	77,024	70,310
Loan from a shareholder	7,920,141	-
Total non-current liabilities	8,628,018	659,644
TOTAL LIABILITIES	$27,455,673	$31,791,716

Commitments and Contingencies

EQUITY
Common shares, $0.001 par value, 100,000,000 shares authorized, 40,000,000 and 40,000,000 issued and outstanding as of December 31, 2023 and 2022, respectively*	40,000	40,000
Preferred share, $0.01 par value, 5,000,000 preferred shares authorized, no shares were issued and outstanding as of December 31, 2023 and 2022, respectively*	-	-
Subscription receivable	(832,159)	(2,034,000)
Additional paid-in-capital	1,994,000	1,994,000
Retained earnings	13,285,965	5,070,740
Total equity	14,487,806	5,070,740

TOTAL LIABILITIES AND EQUITY	$41,943,479	$36,862,456

MASSIMO GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHESIVE INCOME

	For the Years Ended December 31,
	2023	2022

Revenues	$115,037,544	$86,527,534
Cost of revenues	79,126,454	64,323,858
Gross Profit	35,911,090	22,203,676

Operating expenses:
Selling and marketing expenses	9,761,090	8,670,176
General and administrative expenses	13,227,106	8,928,493
Total operating expenses	22,988,196	17,598,669

Income from operations	12,922,894	4,605,007

Other income (expense):
Other income, net	140,866	384,622
Interest expense	(518,731)	(828,016)
Total other income (expense), net	(377,865)	(443,394)

Income before income taxes	12,545,029	4,161,613

Provision for income taxes	(2,129,804)	-

Net income and comprehensive income	$10,415,225	$4,161,613

	For the Years Ended December 31,
	2023	2022 (Pro Forma)

Income before income taxes	$12,545,029	$4,161,613

Provision for income taxes	(2,129,804)	(873,939)

Net income and comprehensive income	$10,415,225	$3,287,674

Earnings per share – basic and diluted	$0.26	$0.08
Weighted average number of shares of common stock outstanding – basic and diluted*	40,000,000	40,000,000

*	Retroactively restated for effect of the Reorganization

MASSIMO GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022

Cash flows from operating activities:
Net income	$10,415,225	$4,161,613
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	151,512	146,658
Non-cash operating lease expense	974,973	698,379
Accretion of finance lease liabilities	7,048	4,015
Amortization of finance lease right-of-use assets	42,113	39,214
Written-off of account receivables	598,434	4,011
Gain on disposal of fixed asset	(15,777)	-
Provision (reversal of allowance) for expected credit loss, net	203,301	(97,635)
Deferred tax assets	(134,601)	-
Inventories reserve	439,900	-
Changes in operating assets and liabilities:
Accounts receivable	(3,536,449)	1,091,356
Inventories	(2,477,862)	(1,445,548)
Advance to suppliers	1,388,084	(630,389)
Other current asset	(566,370)	(22,117)
Due from related party	-	26,250
Accounts payables	1,356,453	(1,150,979)
Other payable, accrued expense and other current liabilities	(303,959)	106,430
Tax payable	2,121,083	-
Accrued warranty liabilities	358,582	(20,277)
Accrued return liabilities	(273,262)	(954,102)
Contract liabilities	1,139,137	(637,207)
Lease liabilities – operating lease	(974,973)	(698,379)
Net cash provided by operating activities	10,912,592	621,293

Cash flows from investing activities:
Proceed from sales of property and equipment	13,500	-
Acquisition of property and equipment	(134,662)	(197,802)
Net cash used in investing activities	(121,162)	(197,802)

Cash flows from financing activities:
Proceeds from bank loan	3,150,000	5,100,000
Repayment of bank loan	(8,750,000)	(3,500,000)
Proceeds from other loans	303,583	-
Repayment of finance lease liabilities	(47,051)	(42,503)
Repayment to related party	(142,427)	-
Deferred offering costs	(825,330)	(421,789)
Proceeds from subscription deposits	-	600,000
Proceeds from issuance of common stock	601,841	-
Repayment of shareholder advance, net	(5,264,203)	(2,500,082)
Net cash used in financing activities	(10,973,587)	(764,374)

Net decrease in cash and cash equivalents	(182,157)	(340,883)
Cash and cash equivalents, beginning of the year	947,971	1,288,854
Cash and cash equivalents, end of the year	$765,814	$947,971

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$518,731	$805,229
Cash paid for income taxes	$143,322	$-

NON-CASH ACTIVITIES
Right of use assets obtained in exchange for operating lease obligations	$1,113,140	$255,066
Right of use assets obtained in exchange for finance lease	$60,805	$-